Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 20, 2025
Registration Statement Nos. 333-283567, 333-283567-01 and 333-283567-02

Ford Credit Floorplan Master Owner Trust A - FORDF 2025-1

Active Joint Leads : Barclays (str), SMBC, Truist

Passive Leads : CIBC, Lloyds

Co Managers : ING, US Bancorp

Selling Groups : Drexel, Independence Point

Anticipated Capital Structure:
Cls Amt($mm) WAL M/F E.FNL L.FNL BENCH SPREAD YLD(%) CPN(%) PX(%)

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A1 1,150.000 2.88 Aaa(sf)/AAAsf 4/15/28 4/15/30 I-Curve +74 4.684% 4.63% 99.97613%

A2 100.000 2.88 Aaa(sf)/AAAsf 4/15/28 4/15/30 SOFR30A +80 100.00000%

B 74.013 2.88 Aa1(sf)/AA+sf 4/15/28 4/15/30 I-Curve +95 4.894% 4.84% 99.98722%

C 65.789 2.88 Aa3(sf)/NR 4/15/28 4/15/30 Not Offered

D 49.342 2.88 A1(sf)/NR 4/15/28 4/15/30 Not Offered

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** Class C and D Notes will not be offered

- Transaction Details -
Deal Size : $1,439.14mm Total / $1,324.01mm Offered

Expected Settle : May 28th, 2025

Offering Format : SEC Registered

First Payment Date : June 16th, 2025

ERISA : Yes

Minimum Denominations : $1,000 x $1,000

Bloomberg Ticker : FORDF 2025-1

B&D : Barclays

- Materials -
* Prelim Prospectus : Attached
* Ratings FWP : Attached

* Intex Dealname : FCF25001

* Roadshow URL: https://dealroadshow.com/e/FORDF251

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.